Exhibit 99.2

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
November 29, 2012

Tellabs declares special dividend of $1 per share

Naperville, Ill. — Today the Tellabs Board of Directors declared a special cash dividend of $1.00 per share. The dividend is payable on Dec. 21 to shareholders of record as of the close of business on Dec. 14.

The special dividend is in addition to a stock repurchase announced on Nov. 20. Tellabs intends to repurchase its common stock under an existing Board of Directors authorization, previously announced on Nov. 8, 2007. The company may repurchase up to $224.6 million (about 22.5% of shares outstanding at the Nov. 19, 2012, closing price) under the previously announced repurchase program.

The stock repurchase follows guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934. The repurchase program involves the purchase of common shares from time to time at the prevailing market price.

Tellabs plans to use part of its $942 million in cash, cash equivalents and marketable securities for the program. The company has no debt. Tellabs gives no assurance as to the amount of repurchases to be made or the actual purchase prices.

About Tellabs – Tellabs innovations advance smart networks and help our customers succeed. That’s why 80% of the top global communications service providers choose our mobile backhaul, packet optical and services solutions. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P MidCap 400 Index and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. www.tellabs.com

Forward-Looking Statements — This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation and customer concentration, the introduction of new products, the entrance into new markets, the ability to secure necessary resources including attracting and retaining key talent, the ability to realize anticipated savings under our cost-reduction initiatives, overall negative economic conditions generally and disruptions in credit, capital markets and fluctuations in currencies, including specific impacts of these conditions on the telecommunications industry, and other factors as more fully described in our Annual Report on Form 10-K for the year ended Dec. 30, 2011, supplemented or modified in subsequent filings with the SEC, under the caption “Risk Factors”. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs®, , are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.